Schedule A

Dated December 18, 2012, as revised June 9, 2014

to the

Distribution Agreement dated December 18, 2012

by and between KraneShares Trust and SEI Investments Distribution Co.

FORM OF SCHEDULE A

Funds	Date Fund Commenced Operations
KraneShares Dow Jones Global Luxury Consumer ETF
KraneShares Dow Jones China Alternative Energy ETF
KraneShares Dow Jones China Select Dividend ETF
KraneShares CSI China Internet ETF	7/31/2013
KraneShares CSI China Consumer Staples ETF
KraneShares CSI Consumer Discretionary ETF
KraneShares CSI China Five Year Plan ETF	7/22/2013
KraneShares CSI China Urbanization ETF
KraneShares Bosera MSCI China A Share ETF	3/4/2014
KraneShares E Fund China Commercial Paper Hedged ETF
KraneShares FTSE Emerging Markets + All China ETF
KraneShares E Fund China Commercial Paper Unhedged ETF